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                                                                    EXHIBIT 10.6

                            [LETTERHEAD OF SAF T LOK]

                                                                    July 8, 1999

Mr. James Mullen
Alexander, Wescott & Co., Inc.
181 Genesee Street, 6th Floor
Utica, New York, 13501-2106

Dear Mr. Mullen:

Alexander Wescott & Co. ("AWC") and Saf T Lok ("STC") agree to amend the Agency Agreement ("AA") dated April 20, 1999 for the sale of 6% Convertible Debentures as follows:

1. The parties agree to close on the initial sale of $400,000 regardless of whether any additional debentures are to be sold. The "closing date" for these debentures will be the date they are closed.

2. Any sale of the remaining $600,00 in debentures is on hold and may be cancelled at the sole discretion of STL. STL has until October 15, 1999 to direct AWC, who will use its best efforts, to sell any or all of the remaining 6% Convertible Debentures. STL may repeal the AA at any time prior to AWC delivering bona fide Subscription Agreements for any of the remaining $600,000 to STL.

3. In consideration of AWC's efforts STL will prepay a non-refundable cash commission of $130,000 to AWC upon closing of the initial sale of $400,000. This commission will apply to any further sale of debentures per paragraph 2 above.

4. STL will issue the prorated portion of 40,000 shares of STL common stock to AWC as soon as possible after the close of the initial sale of $400,000.

5. Only if an when the remaining $600,000, or any portion thereof, of debentures are subscribed to and issued, will AWC be entitled to receive the remaining prorated portion of STL common stock.

For STL                                           For AWC

/s/ William Schmidt                               /s/ James Mullen

William Schmidt                                   James J. Mullen
Chief Financial Officer                           Secretary/Treasurer